                                                                    Exhibit 99.2

                                TABLE OF CONTENTS

PAGE
INTRODUCTION ..............................................................    1

I.   Description of A. J. Smith Federal Savings Bank
     General ..............................................................    4
     Performance Overview .................................................    8
     Income and Expense ...................................................   10
     Yields and Costs .....................................................   15
     Interest Rate Sensitivity ............................................   17
     Lending Activities ...................................................   19
     Non-Performing Assets ................................................   23
     Investments ..........................................................   25
     Deposit Activities ...................................................   26
     Borrowings ...........................................................   28
     Subsidiaries .........................................................   28
     Office Properties ....................................................   28
     Management ...........................................................   29

II.  Description of Primary Market Area ...................................   30

III. Comparable Group Selection
     Introduction .........................................................   36
     General Parameters
      Merger/Acquisition ..................................................   37
      Mutual Holding Companies ............................................   38
      Trading Exchange ....................................................   39
      IPO Date ............................................................   39
      Geographic Location .................................................   39
      Asset Size ..........................................................   40
     Balance Sheet Parameters
      Introduction ........................................................   41
      Cash and Investments to Assets ......................................   42
      Mortgage-Backed Securities to Assets ................................   42
      One- to Four-Family Loans to Assets .................................   43
      Total Net Loans to Assets ...........................................   43
      Total Net Loans and Mortgage-Backed Securities to Assets ............   43
      Borrowed Funds to Assets ............................................   44
      Equity to Assets ....................................................   45
     Performance Parameters
      Introduction ........................................................   45


                                                                            PAGE
III.   Comparable Group Selection (cont.)
       Performance Parameters (cont.)
        Return on Average Assets ....................................         46
        Return on Average Equity ....................................         46
        Net Interest Margin .........................................         47
        Operating Expenses to Assets ................................         47
        Noninterest Income to Assets ................................         48
       Asset Quality Parameters
        Introduction ................................................         48
        Nonperforming Assets to Assets ..............................         48
        Repossessed Assets to Assets ................................         49
        Loan Loss Reserves to Assets ................................         49
       The Comparable Group .........................................         50

IV.    Analysis of Financial Performance ............................         51

V.     Market Value Adjustments
       Earnings Performance .........................................         54
       Market Area ..................................................         58
       Financial Condition ..........................................         59
       Asset, Loan and Deposit Growth ...............................         62
       Dividend Payments ............................................         63
       Subscription Interest ........................................         63
       Liquidity of Stock ...........................................         64
       Management ...................................................         65
       Marketing of the Issue .......................................         66

VI.    Valuation Methods                                                      67
       Price to Book Value Method ...................................         68
       Price to Earnings Method .....................................         69
       Price to Assets Method .......................................         70
       Valuation Conclusion .........................................         72

                                LIST OF EXHIBITS

NUMERICAL                                                                   PAGE
EXHIBITS

   1             Consolidated Statements of Financial
                   Condition - At June 30, 2001, and
                   December 31, 2000                                          73
   2             Consolidated Statements of Financial
                   Condition - At December 31, 1996
                   through 1999                                               74
   3             Consolidated Statements of Income  -
                   Six months ended  June 30, 2001
                   and Year Ended December 31, 2000                           75
   4             Consolidated Statements of Income -
                   Years Ended December 31, 1996 through 1999                 76
   5             Selected Financial Information                               77
   6             Income and Expense Trends                                    78
   7             Normalized Earnings Trend                                    79
   8             Performance Indicators                                       80
   9             Volume/Rate Analysis                                         81
  10             Yield and Cost Trends                                        82
  11             Net Portfolio Value                                          83
  12             Loan Portfolio Composition                                   84
  13             Loan Maturity Schedule                                       85
  14             Loan Originations and Purchases                              86
  15             Delinquent Loans                                             87
  16             Nonperforming Assets                                         88
  17             Classified Assets                                            89
  18             Allowance for Loan Losses                                    90
  19             Investment Portfolio Composition                             91
  20             Mix of Deposits                                              92
  21             Certificates by Maturity                                     93
  22             Deposit Activity                                             94
  23             Borrowed Funds Activity                                      95
  24             Offices of A. J. Smith Federal Savings Bank                  96
  25             Management of the Bank                                       97
  26             Key Demographic Data and Trends                              98
  27             Key Housing Data                                             99
  28             Major Sources of Employment                                 100
  29             Unemployment Rates                                          101
  30             Market Share of Deposits                                    102
  31             National Interest Rates by Quarter                          103
  32             Thrift Stock Prices and Pricing Ratios                      104
  33             Key Financial Data and Ratios                               114
  34             Recently Converted Thrift Institutions                      125

NUMERICAL                                                                   PAGE
EXHIBITS

  35             Acquisitions and Pending Acquisitions                       126
  36             Thrift Stock Prices and Pricing Ratios -
                      Mutual Holding Companies                               127
  37             Key Financial Data and Ratios -
                      Mutual Holding Companies                               129
  38             Balance Sheets Parameters -
                      Comparable Group Selection                             131
  39             Operating Performance and Asset Quality Parameters -
                      Comparable Group Selection                             134
  40             Balance Sheet Ratios -
                  Final Comparable Group                                     138
  41             Operating Performance and Asset Quality Ratios
                          Final Comparable Group                             139
  42             Balance Sheet Totals - Final Comparable Group               140
  43             Balance Sheet - Asset Composition
                          Most Recent Quarter                                141
  44             Balance Sheet - Liability and Equity
                          Most Recent Quarter                                142
  45             Income and Expense Comparison
                          Trailing Four Quarters                             143
  46             Income and Expense Comparison as a Percent of
                          Average Assets - Trailing Four Quarters            144
  47             Yields, Costs and Earnings Ratios
                          Trailing Four Quarters                             145
  48             Dividends, Reserves and Supplemental Data                   146
  49             Valuation Analysis and Conclusions                          147
  50             Market Pricings and Financial Ratios - Stock Prices
                          Comparable Group                                   148
  51             Pro Forma Minimum Valuation                                 149
  52             Pro Forma Mid-Point Valuation                               150
  53             Pro Forma Maximum Valuation                                 151
  54             Pro Forma Superrange Valuation                              152
  55             Summary of Valuation Premium or Discount                    153

ALPHABETICAL EXHIBITS                                       PAGE

   A          Background and Qualifications                 154
   B          RB 20 Certification                           159
   C          Affidavit of Independence                     160

INTRODUCTION

         Keller & Company, Inc. ("Keller") is an independent consulting and appraisal firm for financial institutions, and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued minority offering of common stock of AJS Bancorp, (the "Corporation"), a Delaware corporation, formed as a mid-tier holding company of
A. J. Smith Federal Savings Bank ("A. J. Smith Federal" or the "Bank"), Midlothian, Illinois. The Corporation will be majority owned by AJS Bancorp, MHC, a federal chartered mutual holding company, which will own 51.0 percent of the Corporation with the remaining 49.0 percent to be sold in a minority stock offering. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a federal chartered mutual savings bank to a federal chartered stock savings bank and the simultaneous formation of a mutual holding company. The Application is being filed with the Office of Thrift Supervision ("OTS") and the Securities and Exchange Commission ("SEC"). Such application and formation of a mutual holding company has been reviewed by Keller, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Luse Lehman Gorman Pomerenk and Schick, P.C., Washington, D.C.

         This conversion appraisal was prepared based on guidelines entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," and the Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1996 and December 31, 2000, as well as the financial statements for the six months ended June 30, 2000 and 2001, and discussed them with A. J. Smith Federal's management and with A.
J. Smith Federal's independent auditors, Crowe Chizek & Company LLC, Oak Brook, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Bank's preliminary Form H-(e)1 MHC-1/MHC-2 and discussed them with management and with the Bank's conversion counsel.

         We have visited A. J. Smith Federal's home office and retail branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary retail market area encompassing Cook and Will Counties, Illinois and analyzed the Bank's primary market area relative to Illinois and the United States. We have also examined the competitive market within which A. J. Smith Federal operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

         We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of A. J. Smith Federal to those selected institutions.

     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock in the minority stock offering of the Bancorp in connection with the formation of the Corporation will subsequently be able to sell shares in the Bancorp at prices similar to the pro forma market value of the Bancorp as determined in this conversion appraisal.

I.       DESCRIPTION OF A. J. SMITH FEDERAL SAVINGS BANK

GENERAL

         A. J. Smith Federal Savings Bank was organized as a state chartered savings and loan association in 1924 and converted to a Federal savings and loan association in 1934, with the name A. J. Smith Federal Savings and Loan Association. The Bank became a Federal chartered savings bank in 1984 and changed its name to A. J. Smith Federal Savings Bank.

         A. J. Smith Federal conducts its business in Midlothian, Illinois and its branch office in Orland Park, Illinois. The Bank serves its customers from its two retail offices. The Bank also serves the public through its wholly-owned subsidiary, A. J. S. Insurance, LLC. A.J S. Insurance is involved in providing insurance and investment services, including the sale of insurance policies, annuities, mutual funds and corporate and government securities and operates from the Bank's main office. The Bank's primary retail market area is comprised of Cook and Will Counties, and the Bank's lending market is focused on an eighteen mile radius of the Bank's two offices.

         A. J. Smith Federal's deposits are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). A. J. Smith Federal is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the OTS. As of June 30, 2001, A. J. Smith Federal had assets of $198,148,000, deposits of $162,508,000 and equity of $19,125,000.

         A. J. Smith Federal is a community oriented financial institution which has been engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. A. J. Smith Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, commercial business loans, home equity loans and consumer loans. Residential mortgage loans secured by one- to four-family dwellings represented 83.9 percent of its loan originations during the year ended December 31, 2000, and a larger 90.0 percent of its loan originations during the six months ended June 30, 2001. Home equity loan originations represented a moderate
11.8 percent and 5.5
percent of total originations for the same respective time periods. Consumer loans represented 2.3 percent in 2000 and commercial real estate and multi-family loans represented a lesser 2.0 of total loan originations in 2000 with their shares representing 3.1 percent and 1.4 percent, respectively, for the six months ended June 30, 2001.

         At June 30, 2001, 87.8 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a lesser 82.0 percent at December 31, 1999, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family loans and commercial real estate loans, home equity loans and consumer loans. Consumer loans include home improvement loans, automobile loans, loans on savings accounts and other secured and unsecured personal loans and represented 0.7 percent of gross loans as of June 30, 2001, and a lesser 0.5 percent at December 31, 1999.

         The Bank had $74.7 million, or a strong 37.7 percent of its assets in cash and investments including interest-bearing deposits and Federal funds sold but excluding FHLB stock which totaled $1.3 million or 0.6 percent of assets. The Bank's $55.5 million in investment securities included $9.8 million in mortgage-backed and related securities. Deposits, FHLB advances, loan sales and equity have been the primary sources of funds for the Bank's lending and investment activities.

         The Bank's gross amount of stock to be sold in the minority offering will be $7,987,000 or 798,700 shares at $10 per share based on the midpoint of the fully converted appraised value of $16.3 million and a minority offering of
49.0 percent, with net conversion proceeds of $7,437,000 reflecting conversion expenses of approximately $550,000. The actual cash proceeds to the Bank will be $3.72 million or 50.0 percent of the net proceeds with the remaining 50.0 percent to be distributed to the mid-tier holding company, the Corporation. The ESOP will represent 8.0 percent of the gross shares issued or 63,896 shares at $10 per share, representing $638,960. The Bank's net proceeds will be used to originate residential mortgage loans and nonresidential real estate loans and initially invested in short term investments. The Corporation will used its 50.0 percent of the net proceeds to fund the ESOP and to invest in interest-bearing deposits. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, further diversification into other businesses, or for any other purposes authorized by law.

         A. J. Smith Federal has seen a modest deposit decrease over the past four fiscal years with deposits decreasing 3.4 percent from December 31, 1996, to December 31, 2000, or an average of 0.8 percent per year. From December 31, 2000, to June 30, 2001, deposits increased by 0.8 percent or 1.6 percent, annualized, compared to a 0.3 percent decrease in fiscal 2000. The Bank has focused on maintaining its single-family loan portfolio, reducing its home equity, nonresidential real estate and multi-family loan portfolios and increasing its investment portfolio during the past two years, while monitoring its net interest margin and earnings and strengthening its equity to assets ratio. Equity to assets increased from 7.07 percent of assets at December 31, 1996, to 9.82 percent at December 31, 2000, and then increased to 10.00 percent at June 30, 2001.

         A. J. Smith Federal's primary lending strategy has been to focus on the origination of adjustable-rate and fixed-rate, one- to four-family mortgage loans, the origination of multi-family loans, commercial real estate loans, home equity loans, and to a lesser extent the origination of consumer loans.


         A. J. Smith Federal's share of one- to four-family mortgage loans has increased moderately, from 82.0 percent of gross loans at December 31, 1999, to
87.8 percent as of June 30, 2001. Commercial real estate loans and multi-family loans combined decreased from 10.7 percent to 7.0 percent of gross loans from December 31, 1999, to June 30, 2001. All types of real estate loans as a group increased modestly from 92.7 percent of gross loans in 1999 to 94.9 percent at June 30, 2001. The increase in real estate loans was offset by the

Bank's decrease in other loans which decreased from 7.3 percent of loans at December 31, 1999, to 5.1 percent of loans at June 30, 2001. Home equity loans decreased from 6.9 percent at December 31, 1999, to 4.4 percent at June 30, 2001. The Bank's share of consumer loans witnessed an increase in their minimal share of loans from 0.5 percent at December 31, 1999, to 0.7 percent at June 30, 2001.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry and also in recognition of the Bank's higher level of higher risk sub-prime real estate loans. At December 31, 1999, A. J. Smith Federal had $2,158,000 in its loan loss allowance, representing 1.93 percent of gross loans and 128.99 percent of nonperforming loans, which increased to $2,275,000 and represented a lower 1.91 percent of gross loans and a higher 157.88 percent of nonperforming loans at June 30, 2001.

         Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk combined with reducing the Bank's level of nonperforming assets.

PERFORMANCE OVERVIEW

         A. J. Smith Federal's financial position at year end December 31, 1999 and 2000, and at June 30, 2001, is highlighted through the use of selected financial data in Exhibit 5 as well as Exhibits 1 and 2. A. J. Smith Federal has focused on maintaining its equity position and overall earnings, increasing its level of investment securities, increasing its loan portfolio, maintaining its deposit base, and reducing its level of borrowings. A. J. Smith Federal experienced an increase in assets in 1999 followed by a small decrease in assets in 2000 with deposits decreasing in 1999 and then remaining stable in 2000, combined with a strong rise in FHLB advances in 1999, followed by a decrease in 2000 and a rise in equity over the past four fiscal years. The small decrease in assets in 2000 was the result of a decrease in cash and cash equivalents and FHLB advances.

         A. J. Smith Federal witnessed a total increase in assets of $7.1 million or 3.7 percent for the period of December 31, 1996, to December 31, 2000, representing an average annual increase in assets of 0.9 percent. For the year ended December 31, 2000, assets decreased $3.6 million or 1.8 percent. For the six months ended June 30, 2001, the Bank's assets increased $2.5 million or
1.3 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $10.0 million in fiscal year 1999, which represented a
5.3 percent increase in assets funded by a rise in advances of $14.0 million. The increase in assets was preceded by a $5.2 million or 2.8 percent increase in assets in fiscal year 1998.

         The Bank's net loan portfolio, including mortgage loans and nonmortgage loans, decreased from $139.8 million at December 31, 1996, to $107.8 million at December 31, 2000, representing a total decrease of $32.0 million, or 22.9 percent, and an average annual decrease of 5.7 percent. The decrease was primarily the result of a lower level of home equity loans. For the year ended December 31, 2000, loans decreased $2.0 million or 1.8 percent. For the six months ended June 30, 2001, net loans increased $9.0 million or 8.3 percent representing 16.6 percent, annualized.

         A. J. Smith Federal has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans and the increase in the Bank's level of investment securities. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and convenient offices have been the sources for attracting retail deposits. Deposits decreased $5.6 million or 3.4 percent from 1996 to 2000, with an average annual rate of decrease of 0.8 percent from December 31, 1996, to December 31, 2000. For the year ended December 31, 2000, deposits decreased $542,000 or 0.3 percent. For the six months ended June 30, 2001, deposits increased by $1.3 million or 0.8 percent, annualized to 1.6 percent. The Bank's strongest fiscal year deposit growth was in 1998, when deposits increased $4.2 million or a modest 2.6 percent. The Bank's FHLB advances increased from $5.0 million at December 31, 1996 to $12.0 million at December 31, 2000, and remained at $12.0 million at June 30, 2001.

         A. J. Smith Federal increased its equity level from December 31, 1996, through December 31, 2000, and in the six months ended June 30, 2001. At December 31, 1996, the Bank had equity of $13.3 million representing a 7.07 percent equity to assets ratio and then increased to $19.2 million at December 31, 2000, and representing a higher 9.82 percent equity to assets ratio. At June 30, 2001, equity had increased to $19.8 million, representing a still higher
10.00 percent of assets. The overall increase in the equity to assets ratio from December 31, 1996 to June 30, 2001 is the result of the Bank's stable yet moderate earnings performance impacted by the Bank's modest growth in assets. Equity increased 44.0 percent from December 31, 1996, to December 31, 2000, representing an average annual increase of 11.0 percent and increased 3.1 percent for the six months ended June 30, 2001, or 6.2 percent, annualized.

INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for A. J. Smith Federal, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1999 and 2000 and for the six months ended June 30, 2001.

         A. J. Smith Federal has witnessed a modest increase in its dollar level of interest income from December 31, 1999, to December 31, 2000. Interest income increased from $13.4 million in 1999 to $14.2 million in 2000. For the six months ended June 30, 2001, interest income was $6.8 million, representing $13.6 million, annualized.

         The Bank's dollar level of interest expense experienced a moderate increase from fiscal year 1999 to 2000. Interest expense increased $972,000 or
12.9 percent, from 1999 to 2000, compared to a dollar increase in interest income of $818,000, representing a 6.1 percent increase, for the same time period. Such increase in interest income in 2000, offset by a larger increase in interest expense, resulted in a modest dollar decrease in annual net interest income of $154,000 or 2.6 percent for the fiscal year ended December 31, 2000, and a modest decrease in net interest margin. Net interest income decreased from $5,886,000 in 1999, to $5,732,000 in 2000. For the six months ended June 30,
2001, A. J. Smith Federal's actual net interest income was $2,889,000 or $5,778,000, annualized, which was almost identical to the $5,732,000 for the year ended December 31, 2000, but resulted in a modest increase in net interest margin. The increase in net interest margin was the result of a decrease in interest earning assets.

         The Bank has made provisions for loan losses in each of the past two fiscal years of 1999 and 2000 and also in the six months ended June 30, 2001. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, real estate owned and repossessed assets, the Bank's mix of loans, and industry norms. The loan loss provisions were $525,000 in 1999, $300,000 in 2000 and $120,000 in the six months ended
June 30, 2001. The impact of these loan loss provisions has been to provide A.
J. Smith Federal with a general valuation allowance of $2,275,000 at June 30, 2001, or 1.91 percent of gross loans and 157.88 percent of nonperforming loans.

         Total other income or noninterest income indicated a decrease from fiscal year 1999 to 2000. The level of noninterest income in fiscal year 1999 was $1,164,000 or 0.58 percent of assets including $632,000 in service fees and $367,000 in insurance commissions. The level of noninterest income in 2000 was a lesser $1,036,000 or 0.53 percent of assets, including $626,000 in service fees and a lower $235,000 in insurance commissions. The average noninterest income level for the past two fiscal years was $1,100,000 or a 0.56 percent of average assets. In the six months ended June 30, 2001, noninterest income was $542,000 or 0.55 percent of assets on an annualized basis. The Bank had $313,000 in service fees and $119,000 insurance commissions. Noninterest income consists primarily of service fees and charges, insurance commissions and other income.

         The Bank's general and administrative expenses or noninterest expenses decreased from $4,472,000 for the fiscal year of 1999 to $4,463,000 for the fiscal year ended December 31, 2000. The dollar decrease in noninterest expenses was $9,000 from 1999 to 2000, representing a decrease of 0.2 percent. The decrease was due primarily to decreases in FDIC insurance premiums and other expenses with compensation and office occupancy increasing. Operating expenses were $2,838,000 for the six months ended June 30, 2001, or $5,676,000, annualized, reflecting a 27.2 percent increase from fiscal year 2000, due to additional staffing costs and an impairment loss related to the Bank's servicing rights. On a percent of average assets basis, operating expenses decreased from
2.30 percent of average assets for the fiscal year ended December 31, 1999, to
2.23 percent for the fiscal year ended December 31, 2000. For the six months ended June 30, 2001, A. J. Smith Federal's ratio of operating expenses to average assets was a higher 2.88 percent.

         The net earnings position of A. J. Smith Federal has indicated profitable performance in each of the past five fiscal years ended December 31, 1996 through 2000, and for the six months ended June 30, 2001. The annual net income figures for the past two fiscal years of 1999 and 2000 have been $1,262,000 and $1,339,000, representing returns on average assets of 0.65 percent and 0.68 percent, respectively. For the six months ended June 30, 2001, net earnings were $330,000, representing an annualized return on average assets of 0.33 percent.

         Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1999 and 2000 and for the twelve months ended June 30, 2001. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to income or expenses during fiscal years 1999 and 2000. In the twelve months ended June 30, 2001, there were two expense adjustments reducing expenses by $296,000 based on a one-time benefit expense and an impairment loss related to the amortization of servicing rights expense. There were no income adjustments.

         The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on average assets increased from 0.65 percent in fiscal year 1999 to 0.69 percent in fiscal year 2000. It was a lower level for the six months ended June 30, 2001, of 0.33 percent, annualized, due primarily to the Bank's higher provision for loan loss and noninterest expenses.

         The Bank's average net interest rate spread decreased from 2.96 percent in fiscal year 1999 to 2.77 percent in fiscal year 2000. For the six months ended June 30, 2001, the net interest spread was a similar 2.79 percent, annualized. The Bank's net interest margin indicated a similar overall trend, decreasing from 3.21 percent in fiscal year 1999 to 3.04 percent in fiscal year 2000 and then increasing to 3.13 percent for the six months ended June 30, 2001, annualized. A. J. Smith Federal's average net interest rate spread decreased 19 basis points in 2000 to 2.77 percent from 2.96 percent in 1999. The Bank's net interest margin followed a slightly less volatile trend, decreasing 17 basis points to 3.04 percent in 2000. For the six months ended June 30, 2001, A. J. Smith Federal's annualized net interest spread increased 2 basis points to 2.79 percent, and its net interest margin increased 9 basis points to 3.13 percent.

         The Bank's return on average equity decreased from 1999 to 2000. The return on average equity decreased from 7.51 percent in 1999 to 7.39 percent in fiscal year 2000. For the six months ended June 30, 2001, return on average equity was a much lower
3.33 percent, annualized, due to the Bank's higher operating expenses resulting in lower earnings.

         A. J. Smith Federal's ratio of interest-earning assets to interest-bearing liabilities decreased slightly from 105.96 percent at December 31, 1999, to 105.84 percent at December 31, 2000, and then increased to 107.87 percent at June 30, 2001. The Bank's higher ratio of interest-earning assets to interest-bearing liabilities at June 30, 2001, is primarily the result of the Bank's decrease in interest-bearing liabilities.

         The Bank's ratio of noninterest expenses to average assets decreased from 2.30 percent in fiscal year 1999 to a lower 2.23 percent in fiscal year 2000, due to decreases in other expenses. For the six months ended June 30, 2001, noninterest expenses to assets increased to 2.88 percent, due partially to a higher level of nonrecurring expenses. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 59.7 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a slightly lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 63.43 percent in 1999 to 65.94 percent in 2000. The ratio then increased to 82.72 percent for the six months ended June 30, 2001.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. A. J. Smith Federal witnessed a decrease in its nonperforming asset ratio from 1999 to 2000, but the ratio still remained higher than the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. A. J. Smith Federal's nonperforming assets consist of nonaccruing loans and real estate owned. The ratio of nonperforming assets to total assets was 0.84 percent at December 31, 1999, and decreased to 0.77 percent at December 31, 2000. At June 30, 2001, A. J. Smith Federal's ratio of nonperforming assets to total assets increased to 0.82 percent due to a rise in nonaccruing loans.

         The Bank's allowance for loan losses was 0.84 percent of loans at December 31, 1999, and decreased to 0.77 percent at December 31, 2000, and then increased to 0.82 percent of loans at June 30, 2001. As a percentage of nonperforming loans, A. J. Smith Federal's allowance for loan losses was 128.99 percent at December 31, 1999, and 197.66 percent at December 31, 2000. At June 30, 2001, the ratio decreased to 157.77 percent, reflective of an increase in nonperforming assets.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2000 and for the six months ended June 30, 2001. In fiscal year 2000, net interest income decreased $154,000, due to an increase in interest expense of $972,000 reduced by an $818,000 increase in interest income. The increase in interest income was due to an increase due to volume of $223,000 accented by an increase due to rate of $595,000. The increase in interest expense was due to an increase due to a change in rate of $557,000 accented by an increase due to a change in volume of $415,000.

         For the six months ended June 30, 2001, compared to the six months ended June 30, 2000, net interest income increased $83,000 due to a $357,000 decrease in interest expense reduced by a $274,000 decrease in interest income. The decrease in interest income was due to a $169,000 decrease due to volume accented by a $105,000 decrease due to rate. The decrease in interest expense was the result of a decrease due to volume of $341,000 accented by a decrease due to rate of $16,000.

YIELDS AND COSTS

         The overview of yield and cost trends for the years ended December 31, 1999 and 2000, for the six months ended June 30, 2000 and 2001, and at June 30, 2001, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

         A. J. Smith Federal's weighted average yield on its loan portfolio decreased one basis point from fiscal year 1999 to 2000, from 8.54 percent to
8.53 percent, and then decreased 32 basis points to 8.21 percent for the six months ended June 30, 2001, compared to a higher 8.49 percent for the six months ended June 30, 2000. The yield on investment securities increased 50 basis points from 5.62 percent in 1999 to 6.12 percent in fiscal year 2000 and then increased three basis points to 6.15 percent for the six months ended June 30, 2001, compared to a lower 5.91 percent for the six months ended June 30, 2000. The yield on interest-bearing deposits increased 187 basis points from fiscal year 1999 to 2000, from 5.05 percent to 6.92 percent and then decreased 129 basis points to 5.63 percent for the six months ended June 30, 2001, compared to a higher 6.77 percent for the six months ended June 30, 2000. The yield on Federal funds sold increased 120 basis points from fiscal year 1999 to fiscal year 2000 to 6.33 percent and then decreased 2 basis points to 6.31 percent for the six months ended June30, 2001, compared to 5.98 percent for the six months ended June 30, 2000. The combined weighted average yield on all interest-earning assets increased 24 basis points to 7.55 percent from 1999 to 2000, reflecting the Bank's higher yield on securities and deposits. The yield on interest-earning assets for the six months ended June 30, 2001, was a modestly lower 7.40 percent, compared to a similar 7.41 percent for the six months ended June 30, 2000.

         A. J. Smith Federal's weighted average cost of interest-bearing liabilities increased 43 basis points to 4.78 percent from fiscal year 1999 to 2000, which was greater than the Bank's 24 basis point increase in yield, resulting in a decrease in the Bank's interest rate spread of 19 basis points from 2.96 percent to 2.77 percent from 1999 to 2000. For the six months ended June 30, 2001, the Bank's cost of funds decreased 17 basis points to 4.61 percent, compared to a 15 basis point decrease in yield on interest-earning assets, resulting in a higher net interest rate spread by two basis points to 2.79 percent compared to 2.70 percent for the six months ended June 30, 2000. The Bank's net interest margin decreased from 3.21percent in fiscal year 1999 to 3.04 percent in fiscal year 2000. The Bank's net interest margin for the six months ended June 30, 2001, then increased to 3.13 percent compared to a lower 2.93 percent for the six months ended June 30, 2000. The Bank's net interest spread at June 30, 2001, was a lower 2.62 percent compared to 2.79 percent for the six months ended June 30, 2001, due to a 37 basis point decrease in the yield on interest-earning assets reduced by a 20 basis point decrease in the cost of funds.

INTEREST RATE SENSITIVITY

         A. J. Smith Federal has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets.
A. J. Smith Federal has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value ("NPV") as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in NPV or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the past five years to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. A. J. Smith Federal has responded to the interest rate sensitivity issue by maintaining a larger available-for-sale investment portfolio, originating adjustable-rate, one- to four-family mortgage loans, and home equity loans and maintaining a higher level of short term deposits.

         The Bank measures its interest rate risk through the use of the calculation of its NPV of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis by the OTS as well as the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates are reflective of the Bank's interest rate risk exposure. The Bank also reviews the negative change in the Bank's NPV ratio based on a 200 basis point rise in rates with such change referred to as the Bank's sensitivity measure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Bank's NPV as of June 30, 2001, and the change in the Bank's NPV level and ratio under rising and declining interest rates. Such calculations are provided by the OTS, and the focus of this exposure table is a 200 basis point change in interest rates either up or down to reflect the Bank's post shock NPV ratio and sensitivity measure.

         The Bank's change in its NPV level at June 30, 2001, based on a rise in interest rates of 200 basis points was a 13.0 percent decrease, representing a dollar decrease in NPV of $3,916,000 In contrast, based on a decline in interest rates of 200 basis points, the Bank's NPV level was estimated to increase 4.0 percent or $1,114,000 at June 30 2001. The Bank's exposure decreases to a 6.0 percent decrease under a 100 basis point instantaneous rise in rates, and the NPV is estimated to increase 3.0 percent based on a 100 basis point decrease in rates.

         The Bank's post shock NPV ratio is 13.10 percent based on a 200 basis point rise in rates and 14.83 percent based on a 200 basis point decrease in rates. The Bank's sensitivity measure is a negative 147 basis points based on a 200 basis point instantaneous increase in rates. The Bank's interest rate risk level is a minimal risk position due to the Bank's higher equity to assets ratio and lower sensitivity level.

LENDING ACTIVITIES

         A. J. Smith Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, with less emphasis on commercial real estate loans, multi-family loans, home equity loans and consumer loans. Exhibit 12 provides a summary of A. J. Smith Federal's loan portfolio, by loan type, at December 31, 1999 and 2000, and at June 30, 2001.

         Residential loans secured by one- to four-family dwellings was the primary loan type representing a strong 87.8 percent of the Bank's gross loans as of June 30, 2001. This share has seen a modest increase from 82.0 percent at December 31, 1999. The second largest real estate loan type as of June 30, 2001, was multi-family and commercial real estate loans, which comprised a modest 7.0 percent of gross loans compared to larger 10.7 percent as of December 31, 1999. These two real estate loan categories represented 94.9 percent of gross loans at June 30, 2001, compared to a lesser 92.7 percent of gross loans at December 31, 1999.

         Home equity loans represent a modest size loan category for A. J. Smith Federal. Home equity loans totaled $5.3 million and represented 4.4 percent of gross loans at June 30, 2001, compared to a larger 6.9 percent at December 31, 1999. The consumer loan category was the remaining key loan type at June 30, 2001, and represented a minimal 0.7 percent of gross loans compared to 0.5 percent at December 31, 1999. The Bank originates automobile loans, savings account loans and loans secured by inventory, equipment and other non real estate based collateral. The overall mix of loans has witnessed only modest changes from fiscal year-end 1999 to June 30, 2001, with the Bank having decreased its share of multi-family and commercial real estate loans as well as the level of sub-prime real estate loans included in one- to four-family real estate loans.

         The emphasis of A. J. Smith Federal's lending activity has been the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in A. J. Smith Federal's primary market area, which includes Cook and Will Counties. At June 30, 2001, 87.8 percent of
A. J. Smith Federal's gross loans consisted of loans secured by one- to four-family residential properties.

         The Bank offers adjustable-rate mortgage loans, ("ARMs") with adjustment periods of one year, three years and five years. The interest rates on ARMs are indexed to the one-year U.S. Treasury bill rate adjusted to a constant maturity plus a stipulated margin. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 4.0 percent for the life of the loan. ARMs are generally underwritten based on the initial rate. The Bank does not currently offer discounted or teaser rates on its adjustable-rate mortgage loans, although the Bank has done so in the past. The Bank requires that any payment adjustment resulting from a change in the interest rate of ARMs be sufficient to result in full amortization of the loan by the end of the loan term and thus, do not permit any of the increased payment to be added to the principal amount of the loan or so-called negative amortization. The majority of ARMs have terms of 15 to 30 years with a maximum term of 30 years.

         The Bank's primary mortgage loan product is the fixed-rate mortgage loan with 87.6 percent of A. J. Smith Federal's one- to four-family mortgage loans being fixed-rate loans. Fixed-rate mortgage loans have a maximum term of 30 years, however, most mortgage loans have actual terms ranging from 15 years to 30 years. Most of the Bank's mortgage loans conform to Freddie Mac underwriting standards with the Bank periodically selling one or more blocks of its fixed rate mortgage loans. A segment of the Bank's one- to four-family mortgage loans represent residential mortgage loans to market area borrowers with impaired credit histories and classified by the regulators as sub-prime loans. The Bank began to originate these sub-prime loans in 1994. These loans are characterized by borrowers who have higher debt to income ratios and impaired credit history based on the Fannie Mae underwriting guidelines. These higher risk loans also have higher interest rates to compensate for the higher risk level. The Bank's level of sub-prime loans has decreased from $65.5 million at December 31, 1999, to $47.9 million at June 30, 2001.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent with a higher 85 percent for sub-prime loans at A. J. Smith Federal. The Bank does make loans up to 95 percent of loan-to-value and does require mortgage insurance for the amount in excess of the 80 percent loan-to-value ratio. For loans in excess of $75,000, the Bank requires the borrower to obtain title insurance, and for loans less than $75,000, the Bank conducts a title search. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

         A. J. Smith Federal has also been an originator of commercial real estate loans and multi-family loans. The Bank will continue to make multi-family and commercial real estate loans. The Bank had a total of $8.4 million in commercial real estate and multi-family loans at June 30, 2001, representing 7.0 percent of gross loans, compared to $11.9 million or 10.7 percent of gross loans at December 31, 1999. The major portion of commercial real estate loans are secured by small business centers, warehouses, office buildings, and other nonresidential buildings. Most of the commercial real estate loans are fully amortizing based on a 25-year life with three-year and five-year balloon features. The maximum loan-to-value ratio is normally 80 percent.

         A. J. Smith Federal also offers home equity lines of credit secured by first and second mortgages. Home equity loans totaled $5.3 million at June 30, 2001, and represented 4.4 percent of total loans. Home equity lines of credit currently have a five-year term with an adjustable rate tied to the prime rate. Home equity loans have a maximum loan-to-value ratio of 85.0 percent, including the first mortgage.

         A. J. Smith Federal originates a limited volume of consumer loans with over 68.0 percent of consumer loans consisting of automobile loans. The Bank's consumer loans totaled $860,000 and represented 0.7 percent of loans at June 30, 2001. In addition to automobile loans, consumer loans consist of loans on savings accounts, and loans secured by inventory, equipment and other non real estate based collateral. While the level of consumer loans is small for A. J. Smith Federal, the balance of consumer loans has increased from $516,000 at December 31, 1999, to $860,000 at June 30, 2001.

     Exhibit 13 provides a loan maturity schedule and breakdown and summary of
A. J. Smith Federal's fixed-rate and adjustable-rate loans, indicating a strong majority of fixed-rate loans, primarily fixed-rate one- to four-family mortgage loans. At June 30, 2001, 81.3 percent of the Bank's total loans due after June 30, 2002, were fixed-rate and 18.7 percent were adjustable-rate. The Bank has a moderate 11.0 percent of its loans at June 30, 2001, due in five years or less with another 24.8 percent due in five to ten years for a combined total of 35.8 percent. The Bank's largest share of loans representing 42.6 percent of loans is due in ten to twenty years with a combined 78.4 percent of loans due in twenty years or less.

     As indicated in Exhibit 14, A. J. Smith Federal experienced a moderate decrease in its one-to four-family loan originations and a larger decrease in total loan originations from fiscal year 1999 to 2000. Total loan originations in fiscal year 2000 were $24.8 million compared to $34.3 million in fiscal year 1999, reflective of lower levels of one-to four-family loans, home equity loans and multi-family and commercial real estate loans with an increase in the level of consumer loans. The decrease in one- to four-family residential loan originations from 1999 to 2000 of $5.2 million constituted 54.7 percent of the $9.5 million aggregate decrease in total loan originations from 1999 to 2000, with home equity loans decreasing $4.0 million and representing 42.1 percent of the aggregate decrease in loan originations from 1999 to 2000.

     Loan originations for the six months ended June 30, 2001, were $28.4 million, representing a stronger $56.8 million on an annualized basis and indicating a rise in loan origination activity, compared to the six months ended June 30, 2000, when loan originations totaled $11.3 million or $22.6 million, annualized. The increase in loan originations was due to a rise in one- to four-family loan originations with less activity in sub-prime real estate loan originations. Loan originations on one- to four-family residences represented
75.6 percent of total loan originations in fiscal year 1999, and a larger 83.9 percent in fiscal year

2000. One- to four-family loan originations increased to 90.0 percent of total loan originations for the six months ended June 30, 2001. Home equity loans represented 20.2 percent of total loan originations in 1999 and a lesser 11.8 percent in 2000. For the six months ended June 30, 2001, these loans represented a lesser 5.5 percent of total originations. Consumer loans represented a minimal
1.0 percent of total loan originations in 1999 and a larger 2.3 percent in 2000. For the six months ended June 30, 2001, consumer loans represented a still larger 3.1 percent of total loan originations, making them the third strongest loan origination category behind one- to four-family loans and home equity loans.

     Overall, loan originations fell short of principal payments, loan repayments and other deductions in fiscal 1999 by $980,000 and fell short by a larger $1.8 million in 2000. For the six months ended June 30, 2001, loan originations exceeded reductions by a moderate $8.9 or $17.8 million, annualized, with the net increase due to higher loan origination activity.

NONPERFORMING ASSETS

     A. J. Smith Federal understands asset quality and risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country, particularly in the past year. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans and multi-family loans, sub-prime loans, automobile loans, etc. A. J. Smith Federal has also been faced with a higher level of nonperforming assets and has made a concerted effort to control its nonperforming assets, recognizing the higher risk nature of a portion of its loan portfolio comprised of sub-prime loans.

     Exhibit 15 provides a summary of A. J. Smith Federal's delinquent loans at June 30, 2001, indicating a higher level of delinquent loans relative to the industry. The Bank had $1,442,000 or 1.21 percent of gross loans delinquent 90 days or more at June 30, 2001, with $1,125,000 in single-family loans and $223,000 in multi-family and commercial real estate loans. Loans delinquent 60 to 89 days totaled $305,000 at June 30, 2001, or 0.26 percent of gross loans with all of them in one- to four-family loans. At June 30, 2001, delinquent loans of 60 days or more totaled $1,747,000 or 1.47 percent of gross loans compared to a similar $1,627,000 in nonperforming assets.

     A. J. Smith Federal's board reviews all loans delinquent 30 days or more on a monthly basis to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 60 days, the Bank will send the borrower a default notice. If the borrower does not cure the default within 30 days, the Bank will initiate foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

     Exhibit 16 provides a summary of A. J. Smith Federal's nonperforming assets at June 30, 2001, and at December 31, 1999 and 2000. Nonperforming assets consist of loans 90 days or more past due, nonaccruing loans and real estate owned with the Bank not having any loans 90 days or more past due, only nonaccruing loans. The Bank had real estate owned totaling $185,000 at June 30, 2001, up from zero at December 31, 1999. The Bank historically has carried a higher level of nonperforming assets. A. J. Smith Federal's level of nonperforming assets ranged from a high dollar amount of $1,673,000 or 1.52 percent of total loans at December 31, 1999, to a low dollar amount of $1,502,000 or 1.39 percent of loans at December 31, 2000. The Bank's nonperforming assets totaled $1,627,000 at June 30, 2001, representing 1.39 percent of loans and 0.82 percent of assets.

     A. J. Smith Federal's level of nonperforming assets was greater than its level of classified assets. The Bank's level of classified assets was $1,556,000 or 0.79 percent of assets at June 30, 2001 (reference Exhibit 17). The Bank's classified assets consisted of $1,556,000 in substandard assets, with no assets classified as doubtful or loss.

     Exhibit 18 shows A. J. Smith Federal's allowance for loan losses at June 30, 2001, and for fiscal years ended 1999 and 2000, indicating the activity and the resultant balances. A. J. Smith Federal has witnessed a modest increase in its balance of allowance for loan losses from $2,158,000 in 1999 to $2,364,000 in 2000. The balance in allowance for loan losses then decreased to $2,275,000 at June 30, 2001, with provisions of $525,000 in 1999, $300,000 in 2000, and
$120,000 in the first six months ended June 30, 2001. The Bank had net charge-offs of $286,000 in 1999, $94,000 in 2000, and $209,000 for the six
months ended June 30, 2001. The Bank's ratio of allowance for loan losses to gross loans was 1.93 percent at December 31, 1999, and a modestly higher 2.15 percent at December 31, 2000. The allowance for loan losses to gross loans decreased to 1.91 percent of gross loans at June 30, 2001, impacted by the Bank's larger increase in loans. Allowance for loan losses to nonperforming loans was 128.99 percent at December 31, 1999, and a higher 157.88 percent at June 30, 2001, with the Bank's ratio of allowance for loan losses to nonperforming assets being a lesser 139.83 at June 30, 2001.

INVESTMENTS

     The investment and securities portfolio, excluding interest-bearing deposits and Federal funds sold of A. J. Smith Federal, has been comprised of Federal agency obligations, municipal bonds, mortgage-backed securities and FHLB stock. Exhibit 19 provides a summary of A. J. Smith Federal's investment portfolio at December 31, 1999 and 2000, and at June 30, 2001, including interest-bearing deposits, Federal funds sold, FHLB stock and mortgage-backed securities. Investment securities, excluding interest-bearing deposits and mortgage-backed securities, totaled $47.0 million at June 30, 2001, compared to $48.5 million at December 31, 2000, and $38.7 million at December 31, 1999, with most of the securities classified as available-for-sale. The primary component of investment securities, including interest-bearing deposits and mortgage-backed securities at June 30, 2001, was Federal agency obligations, representing 62.4 percent of investment securities, interest-bearing deposits, and mortgage-backed securities, compared to 50.0 percent at December 31, 1999. The Bank also had interest-bearing deposits and Federal funds sold totaling $15.1 million at June 30, 2001, and a larger $29.1 million at December 31, 1999. The Bank had $1,274,000 in FHLB stock at June 30, 2001, and a lesser $1,143,000 at December 13, 1999. The Bank also had $9.8 million in mortgage-backed securities at June 30, 2001, and a similar $9.9 million at December 31, 1999. The weighted average yield on investment and mortgage-backed securities was 6.15 percent, 5.65 percent for interest-bearing deposits, and 6.31 percent for Federal funds sold for the six months ended June 30, 2001.

DEPOSIT ACTIVITIES

     The change in the mix of deposits from December 31, 1999, to June 30, 2001, is provided in Exhibit 20, and certificates by maturity are shown in Exhibit 21. There has been a minimal change in total deposits as well as in the deposit mix during this period. Total deposits have increased from $161.8 million at December 31, 1999, to $162.5 million at June 30, 2001, representing an increase of only $715,000 or 0.4 percent. Certificates of deposit have decreased from $96.3 million or 59.5 percent of deposits at December 31, 1999, to $94.5 million or 58.2 percent of deposits at June 30, 2001, representing a decrease of $1.8 million. Passbook savings have increased from $37.0 million at December 31, 1999, to $37.8 million at June 30, 2001. NOW accounts increased from $15.5 million at December 31, 1999, to $17.9 million at June 30, 2001. The increase in NOW accounts was partially offset by a decrease in money market accounts from $10.6 million at December 31, 1999, to $9.3 million at June 30, 2001, a decrease of $1.3 million compared to a $2.4 million increase in NOW accounts.

     Certificates of deposit witnessed a decrease in their share of total deposits, declining from 59.5 percent of deposits at December 31, 1999, to a lesser 58.2 percent of deposits at June 30, 2001. This decrease is in contrast to the industry norm of a rise in the share of certificates. The major component of certificates had rates between 4.00 percent and 5.99 percent and represented
59.9 percent of certificates at June 30, 2001. At December 31, 1999, the major component of certificates was also the 4.00 percent to 5.99 percent category with a stronger 74.6 percent of certificates. The category witnessing the strongest growth from December 31, 1999, to June 30, 2001, was certificates with rates between 6.00 percent and 7.99 percent, which increased $12.7 million during this time period or 58.1 percent. This increase was primarily the result of a decrease in the certificates with rates between 4.00 percent and 5.99 percent, which declined $15.2 million.

     Exhibit 22 shows the Bank's deposit activity for the two years ended December 31, 1999 and 2000, and for the six months ended June 30, 2001. Excluding interest credited, A. J. Smith Federal experienced net decreases in deposits in fiscal years 1999 and 2000 and in the six months ended June 30, 2001. Including interest credited, there were net decreases in deposits in fiscal years 1999 and 2000. In fiscal year 1999, a net decrease in deposits of $5.3 million resulted in a 3.2 percent decrease in deposits, including interest credited, and in 2000, there was a net decrease of $542,000 or 0.3 percent. For the six months ended June 30, 2001, a net increase in deposits of $1.3 million produced a net rise of 0.8 percent, or 1.6 percent, annualized.

BORROWINGS

     A. J. Smith Federal has made periodic use of FHLB advances from December 31, 1999 to June 30, 2001. The Bank had $12.0 million in FHLB advances at June 30, 2001, with an average rate of 6.14 percent compared to a larger $17.5 million at December 31, 1999, including $500,000 in Federal funds purchased with an average rate of 6.02 percent. FHLB advances represented 6.1 percent of assets at June 30, 2001, compared to 8.8 percent at December 31, 1999.

SUBSIDIARIES

     A. J. Smith Federal had one wholly-owned subsidiary at June 30, 2001, A. J.
S. Insurance, LLC. The Bank's equity investment in A. J. S. Insurance was $120,000 at June 30, 2001. A. J. S. Insurance, LLC, offers insurance and investment services including home owners' insurance, fixed and variable rate annuities and mutual funds. A. J. S. Insurance had net income of $19,000 for the six months ended June 30, 2001,and $46,000 for the year ended December 31, 2000.

OFFICE PROPERTIES

     A. J. Smith Federal had two offices at June 30, 2001, located in Midlothian and Orland Park. (reference Exhibit 24). A. J. Smith Federal owns its two retail offices. The Bank's net book value of its office premises totaled $2.0 million or 1.01 percent of assets at June 30, 2001, and the Bank's investment in fixed assets was $3.0 million or 1.5 percent of assets at June 30, 2001.

MANAGEMENT

     The president, chief executive officer, and managing officer of A. J. Smith Federal is Thomas R. Butkus, who is also chairman of the board. Mr. Butkus joined the Bank in 1972, and served the Bank in numerous positions, including chief financial officer prior to becoming chief executive officer. He became president and chief executive officer in 1988 and was appointed a director in 1977. Mr. James L. Andretich is executive vice president and is in charge of mortgage lending. Mr. Andretich has been associated with the Bank since 1971. Mr. W. Anthony Kopp is senior vice president and is in charge of commercial lending. Mr. Kopp is a new officer, having joined the Bank in May 2001 to focus on commercial lending in the market area. Mr. Kopp was previously associated with Republic Bank as a senior vice president-commercial lending. Ms. Lyn G. Rupich is vice president and chief financial officer and joined the Bank in 1987.

II.  DESCRIPTION OF PRIMARY MARKET AREA

     A. J. Smith Federal's primary retail market area encompasses all of Cook County and Will County, Illinois ("primary market area"). The Bank has two offices, both in Cook County, with one office, the main office, in Midlothian, Illinois and a branch office in Orland Park, located in Cook County but just east of Will County.

     The primary market area is characterized by higher than average levels of income and housing values when compared to Illinois and the United States; however, unemployment rates in Cook and Will Counties have been similar to or slightly higher than Illinois and national unemployment rates. Further, Cook County's and Will County's unemployment rates have decreased from 1997 to 1999, then increased slightly in 2000 and rose more significantly in May 2001. The market area's strongest employment categories are the services industry, the wholesale/retail trade industry and the manufacturing industry.

     Exhibit 24 provides a summary of key demographic data and trends for the primary market area, Cook and Will Counties, Illinois and the United States. Overall, from 1990 to 2000, population increased in the market area, Cook County and Will County, as well as in Illinois and the United States. Population increased at a very high rate in Will County. The population increased by 7.6 percent in the primary market area, by 5.3 percent in Cook County, by 40.6 percent in Will County, by 8.6 percent in Illinois and by 13.2 percent in the United States. Future population projections indicate that population will increase in the market area by 1.5 percent through the year 2005, 0.1 percent in Cook County, 16.6 percent in Will County, 2.4 percent in Illinois and increase
4.5 percent in the United States.

     Consistent with its modestly rising trend in population, the market area witnessed an increase in households (families) of 7.5 percent from 1990 to 2000. During that same time period, the number of households increased in Cook County by 5.3 percent, increased in Will County by 42.9 percent, increased by 9.4 percent in Illinois and increased by 14.7 percent in the United States. By the year 2005, the market area's households are projected to increase by 1.7 percent, while the number of households are expected to increase by 0.4 percent in Cook County, by 16.8 percent in Will County, by 2.6 percent in Illinois and by

5.3 percent in the United States.

     In 1990, the per capita income in the primary market area and Cook and Will Counties was similar to the per capita income in Illinois but higher than the United States' per capita income. The primary market area had a 1990 per capita income of $15,664, Cook County had a 1990 per capita income of $15,697, and Will County's per capita income was $15,186, compared to a similar $15,201 in Illinois but a lower $12,313 in the United States. From 1990 to 2000, per capita income increased in all areas, with the United States having the greatest percent increase. The primary market area's per capita income increased from 1990 to 2000 by 55.6 percent to $24,379, by 54.6 percent in Cook County to $24,262 and by 71.6 percent in Will County to $26,059. Illinois' per capita income increased by 59.0 percent to $24,170. Per capita income in the United States increased by a larger 80.0 percent to the lowest per capita income level of $22,162.

     The 1990 median household income in the primary market area of $33,227 was higher than the median household income in Illinois and the United States. Cook County had a similar 1990 median household income of $32,673, which was much lower than Will County's median household income of $41,195. Illinois' median household income of $32,252 and the United States' median household income of $28,525 were lower than both market area counties and the market area. From 1990 to 2000, median household income increased in all areas, with Will County indicating the highest rate of increase and Cook County the lowest, but all indicating similar rates of change. Median household income increased by 41.0 percent to $46,856 in the primary market area, by 40.2 percent to $45,823 in Cook County, by 49.8 percent to $61,715 in Will County, compared to a 43.4 percent increase to $46,248 in Illinois and a 46.9 percent increase to $41,914 in the United States. From 2000 to 2005, median household income is projected to increase by 14.0 percent in the primary market area, by 13.3 percent in Cook County, by 20.7 percent in Will County, while increasing by 14.7 percent in Illinois and 17.2 percent in the United States. Based on those rates of increase, by 2005, median household income is expected to be $53,403 in the primary market area, $51,938 in Cook County, $74,476 in Will County, $53,055 in Illinois, and $49,127 in the United States.

     Exhibit 25 provides a summary of key housing data for the primary market area, Cook and Will Counties, Illinois and the United States. The primary market area had a lower than average rate of owner-occupancy of 56.8 percent, due to Cook County's even lower owner-occupancy rate of 55.5 percent, with Will County at the highest owner-occupancy rate of 77.4 percent and Illinois and the United States with identical rates of owner-occupancy of 64.2 percent. As a result, the primary market area supports a higher than average rate of renter-occupied housing at 43.2 percent, with renter-occupancy rates of 44.5 percent in Cook County and 22.6 percent in Will County, compared to an identical rate of 35.8 percent for Illinois and the United States.

     In 1990, the primary market area's higher median housing value of $100,166 was due to Cook County's median housing value of $100,900 and $89,600 in Will County, both much higher than Illinois' and the United States' median housing values. Illinois' median housing value of $80,100 is 25.1 percent lower than the primary market area's median housing value. The market area's $100,166 median housing value is the second highest of all areas and is 26.6 percent higher than the United States' lowest median housing value of $79,098. The median rent of the primary market area was $476 and is slightly lower than the median rent in Cook County at $478. Will County had a median rent of a lower $453, Illinois' median rent level was a slightly lower $445 and the United States had a much lower median rent of $374.

     In 1990, the major source of employment by industry group, based on number of employees, for the primary market area was the services industry at 36.8 percent, responsible for 37.1 percent of jobs in Cook County and 32.1 percent of jobs in Will County. Illinois and the United States had percentages of workers in the services industry of 35.8 percent and 34.0 percent, respectively (reference Exhibit 26). The wholesale/retail group was the second major employer in the primary market area at 21.3 percent and also the second leading employer at 21.3 percent in Cook County and 22.3 percent in Will County. In Illinois and the United States, the wholesale/retail trade group was also the second major employer with 21.4 percent and 27.5 percent, respectively. The manufacturing group was the third major overall employer in the primary market area at 18.7 percent and was at an identical 18.7 percent in Cook County and 19.7 percent in Will County. In Illinois and the United States, the manufacturing group was the third major employer, responsible for 19.5 percent and 19.2 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 28.5 percent of employment in Cook County, 28.3 percent of employment in Will County, 23.3 percent of employment in Illinois and 19.3 percent in the United States.

     In 1997, the services group remained the largest source of employment in all areas, the wholesale/retail group remained the second largest source of employment and the manufacturing group maintained the third largest spot. The services industry grew more than 10.0 percent in the market and in Cook County from 1990 to 1997 as well as in the United States. However, this increase may be in part due to the different grouping of industries in the 1997 Census of Economic Sectors.

     There were no major employers in the Midlothian area. There are several automobile dealerships but all with less than 50 employees.

     The major employers in the Orland Park area were mostly in the services sector. The two largest employers in Orland Park are Andrew Corporation and the Orland School District.

Employer                          Employees         Product/Service
--------                          ---------         ---------------
Andrew Corporation                  1,700           Telecommunication Equip.
Orland School District #135           690           Education
Village of Orland Park                515           Government
J. C. Penney                          395           Retail
Jewel                                 375           Retail
Carson Pirie Scott,                   325           Retail
Marshall Field's                      325           Retail
Sears                                 325           Retail

     The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in the primary market area, Cook and Will Counties, Illinois and the United States in 1997, 1998, 1999, 2000 and through May of 2001. The primary market area and Cook County have been characterized by similar unemployment rates compared to both Illinois and the United States, with Will County generally being lower than all other areas except in 2001 when it exceeded the U.S. unemployment rate. In 1997, Cook County had an unemployment rate of 5.0 percent, and Will County had an unemployment rate of 4.4 percent compared to unemployment rates of 4.9 percent in Illinois as well as in the United States. The primary market area's unemployment rate remained the same in 1998. Cook County's rate increased to 5.0 percent, but Will County's unemployment rate decreased to 4.2 percent, compared to a 4.5 percent unemployment rate in both Illinois and the United States. In 1999, unemployment rates decreased in all areas except the market area which remained at 4.5 percent with Cook County at 4.6 percent, Will County at 3.9 percent, and Illinois and the United States at 4.2 percent. By 2000, the primary market area decreased its rate of unemployment to 4.4 percent, while Cook County increased to a 4.7 percent unemployment rate, and Will County's unemployment rate increased slightly to 4.0 percent. Illinois' rate of unemployment decreased to
4.0 percent, and the United States also decreased to 4.0 percent in 2000. Through May of 2001, unemployment rates have shown strong increases in all areas except the United States. Unemployment rates through May 2001 were 5.2 percent in the market area, 5.6 percent in Cook County, 4.7 percent in Will County, 5.0 percent in Illinois and 4.1 percent in the United States.

     Exhibit 28 provides deposit data for banks and thrifts in the primary market area. A. J. Smith Federal's deposit base in the primary market area was $166.7 million or a 1.0 percent share of the $17.5 billion total thrift deposits and a 0.1 percent share of the total deposits, which were $134.9 billion as of June 30, 2000. It is evident from the size of the thrift deposits and bank deposits that the primary market area has a large deposit base, with A. J. Smith Federal having a very small market penetration for thrift deposits and an even smaller share of market penetration of total deposits.

     Exhibit 29 provides interest rate data for each quarter for the years 1997 through the second quarter of 2001. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a slightly rising trend in 1997. This risingtrend continued into the first quarter of 1998 with prime at 8.50 percent. However, throughout 1998, interest rates saw dramatic decreases, as the prime rate fell to its 1998 year end level of 7.75 percent. The prime rate then increased in the first quarter of 1999 as it rose to 8.00 percent and then rose to 8.50 percent through the remainder of 1999. Prime rate increased to 9.50 percent in 2000. Prime rate then decreased to 7.50 percent in the first quarter of 2001 and then decreased to 6.75 percent in the second quarter of 2001. Rates on one-year T-Bills witnessed a decrease in 1998 after a measurable decrease in 1997. Rates on one-year T-Bills then increased in 1999 and 2000. One-year T-Bill rates then decreased in the first quarter of 2001 and continued to decrease in the second quarter of 2001 to 3.70 percent.

SUMMARY

     To summarize, the primary market area represents an area with above average growth in both population and households during the 1990s. Such growth is projected to continue. The primary market area displayed a similar per capita income and median household income to Illinois and higher than the United States. The primary market area also had a much higher median housing value when compared to Illinois and the United States. The median rent levels of both Cook and Will Counties were higher than Illinois' median rent. The primary market area has had similar or slightly higher unemployment rates when compared to both Illinois and the United States with unemployment rates having decreased in all areas over the past three years until 2001 when rates increased in all areas except the

United States. Finally, the primary market area is a very competitive financial institution market dominated by banks, with a minimal presence of thrifts, and a total market deposit base for banks and thrifts in the primary market area that is greater than $134.9 billion in deposits.

III. COMPARABLE GROUP SELECTION

Introduction

     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.

     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 269 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 124 publicly-traded Midwest thrifts ("Midwest thrifts") and the 21 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between July 1, 2000, and June 30, 2001.

     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of A. J. Smith Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of A. J. Smith Federal's basic operation.

     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

     Institution                               State
     -----------                               -----
     Bank West Financial Corp.                 Michigan
     Columbia Financial of Kentucky            Kentucky
     Montgomery Financial Corp.                Indiana
     PS Financial Inc.                         Illinois

     There is one pending merger/acquisition transaction involving a thrift institution in A. J. Smith Federal's city, county or market area, as indicated in Exhibit 35, PS Financial.

Mutual Holding Companies

     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 41 publicly-traded mutual holding companies as well between those 41 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 41 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

     Institution                                  State
     -----------                                  -----
     Jacksonville Savings Bank, MHC               Illinois
     Wayne Savings Bancshares, MHC                Ohio
     Webster City Fed. Bancorp, MHC               Iowa

Trading Exchange

     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 310 publicly-traded, FDIC-insured institutions, including 41 mutual holding companies, 15 are traded on the New York Stock Exchange, 22 are traded on the American Stock Exchange and 273 are listed on NASDAQ.

IPO Date

     Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 24, 2001, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2000.

Geographic Location

     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to A. J. Smith Federal, including the New England, western, southwestern and southeastern states.

         The geographic location parameter consists of Illinois and its surrounding states of Wisconsin, Indiana, Kentucky, Missouri and Iowa, as well as the states of Michigan and Ohio, for a total of eight states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $500 million or less, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to A. J. Smith Federal, with assets of approximately $198.1 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

         Exhibits 38 and 39 show the 53 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates Summary (cont.)

may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.


BALANCE SHEET PARAMETERS

Introduction

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

         1.       Cash and Investments/Assets

         2.       Mortgage-Backed Securities/Assets

         3.       One- to Four-Family Loans/Assets

         4.       Total Net Loans/Assets

         5.       Total Net Loans and Mortgage-Backed Securities/Assets

         6.       Borrowed Funds/Assets

         7.       Equity/Assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from A. J. Smith Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from A. J. Smith Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

         A. J. Smith Federal's ratio of cash and investments to assets was 32.72 percent at June 30, 2001, and reflects a share of investments generally higher than national and regional averages. The Bank's investments consist primarily of U.S. government and federal agency securities, FHLB deposits, municipal obligations, Fed Funds sold and FHLB stock. For its most recent five fiscal years, A. J. Smith Federal's average ratio of cash and investments to assets was a similar 33.7 percent, from a high of 41.4 percent at December 31, 2000, to a low of 21.2 percent at December 31, 1996, indicating a constantly higher ratio with a moderate increase. It should be noted that, for the purposes of comparable group selection, A. J. Smith Federal's $1.3 million balance of Federal Home Loan Bank stock at June 30, 2001, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

         The parameter range for cash and investments relates to the Bank's higher investment ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage- backed and mortgage derivative securities. The range has been defined as 50.0 percent or less of assets, with a midpoint of 25.0 percent.


Mortgage-Backed Securities to Assets

         A. J. Smith Federal had mortgage-backed securities representing 5.0 percent of assets at June 30, 2001, compared to the current regional average of
7.6 percent of assets and the national average of 10.7 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

         A. J. Smith Federal's lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 55.4 percent of the Bank's assets at June 30, 2001, which is similar to the national average of 46.5 percent and the 47.1 percent average for savings institutions in the Midwest. Although one- to four family loans constitutes the Bank's largest individual loan category, its larger than average shares of agriculture related loans in its rural market area resulted in a ratio of one- to four-family loans being lower than the regional and national averages. The parameter for this characteristic requires any comparable group institution to have from 40.0 percent to 90.0 percent of its assets in one- to four-family loans with a midpoint of 65.0 percent.


Total Net Loans to Assets

         At June 30, 2001, A. J. Smith Federal had a ratio of total net loans to assets of 58.9 percent, which is lower than the national average of 69.8 percent and the regional average of 74.0 percent for publicly-traded thrifts. The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The broadness of the range recognizes the Bank's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to A. J. Smith Federal.


Total Net Loans and Mortgage-Backed Securities to Assets

         As discussed previously, A. J. Smith Federal had a 58.9 percent ratio of total net loans to assets and had mortgage-backed securities equal to 5.0 percent of assets at June 30, 2001,


Total Net Loans and Mortgage-Backed Securities to Assets  (cont.)

for a combined share of 63.9 percent of assets. Recognizing the industry and regional ratios of 10.7 percent and 7.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 45.0 percent to 95.0 percent, with a midpoint of 65.0 percent.


Borrowed Funds to Assets

         A. J. Smith Federal had a $12.0 million balance of borrowed funds at June 30, 2001, consisting of FHLB advances, representing 6.1 percent of assets. At December 31, 2000, the Bank's borrowed funds were also $12.0 million or a similar 6.1 percent of assets, and its five fiscal year average was a lower 4.1 percent with an increasing share since December 31, 1998, as the Bank made greater use of borrowings to fund its asset growth. The institutional demand for borrowed funds increased in 1996 and 1997 due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The parameter range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent, lower than the national averages of 37.1 percent for publicly-traded thrifts and 29.1 percent for all FDIC-insured savings institutions.

Equity to Assets

         A. J. Smith Federal's equity to assets ratio as of June 30, 2001, was
10.0 percent. After conversion, based on the midpoint value of $16.3 million and minority offering of $8.0 million, with 50.0 percent of the net proceeds of the minority offering going to the Bank, A. J. Smith Federal's equity to assets ratio is projected to stabilize in the area of 11.0 percent to 13.8 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 12.0 percent following conversion. Based on those equity ratios, we have defined the equity ratio parameter to be from 7.0 percent to 18.0 percent with a midpoint ratio of 12.5 percent.


PERFORMANCE PARAMETERS


Introduction

         Exhibit 39 presents five parameters identified as key indicators of A.
J. Smith Federal's earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2001. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

         The key performance parameter is the ROAA. For the twelve months ended June 30, 2001, A. J. Smith Federal's ROAA was 0.46 percent based on net earnings after taxes and 0.56 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Bank's ROAA over its prior four fiscal years, based on net earnings, has ranged from a low of 0.34 percent in 1996 to a high of 0.88 percent in 1997, with an average ROAA of 0.64 percent. The consolidated ROAA for the Bank and the Corporation on a pro forma basis at the time of conversion is projected to be 0.54 percent based on core income at the midpoint valuation.

         For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both A. J. Smith Federal and the comparable group. Considering the historical, current and pro forma earnings performance of A. J. Smith Federal, the range for the ROAA parameter based on core income has been defined as 0.40 percent to a high of 0.90 percent with a midpoint of 0.65 percent.

Return on Average Equity

         The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

         The consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 3.91 percent based on core income at the midpoint valuation and the minority offering. Prior to conversion, the Bank's ROAE for the twelve months ended

Return on Average Equity (cont.)

June 30, 2001, was 4.86 percent based on net income and 5.95 percent based on core income.
The parameter range for the comparable group, based on core income, is from 4.0 percent to 10.0 percent with a midpoint of 7.0 percent.


Net Interest Margin

         A. J. Smith Federal had a net interest margin of 3.06 percent for the twelve months ended June 30, 2001, representing net interest income as a percentage of average interest-earning assets. The Bank's range of net interest margin for the previous fiscal years has been generally stable, indicating 3.04 percent in fiscal 2000 and 3.21 percent in fiscal 1999 with relatively normal fluctuation in line with industry trends.

         The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 3.75 percent with a midpoint of 3.13 percent.

Operating Expenses to Assets

         For the twelve months ended June 30, 2001, A. J. Smith Federal had a modestly higher than average 2.60 percent ratio of operating expense to average assets. The Bank's operating expenses indicated moderate change from 2.76 percent at December 31, 1996, to 2.23 percent at December 31, 2000.

         The operating expense to assets parameter for the selection of the comparable group is from a low of l.75 percent to a high of 3.25 percent with a midpoint of 2.50 percent.

Noninterest Income to Assets

         Including moderate gains and losses on the sale of loans during its last five fiscal years and the twelve months ended June 30, 2001, A. J. Smith Federal has consistently experienced a less than average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Bank's ratio of noninterest income to assets was 0.52 percent for the twelve months ended June 30, 2001. A. J. Smith Federal's average annual ratio of noninterest income for the past five calendar years has been
0.70 percent of average assets since fiscal year 1996, with annual ratios ranging from 0.53 percent in 2000 to 0.96 percent in 1998.

         The range for this parameter for the selection of the comparable group is 1.00 percent or less of average assets, with a midpoint of 0.50 percent.


ASSET QUALITY PARAMETERS

Introduction

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of A. J. Smith Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

         A. J. Smith Federal's ratio of nonperforming assets to assets was 0.79 percent at June 30, 2001, which is higher than both the national average of 0.65 percent for publicly-traded

Nonperforming Assets to Assets  (cont.)

thrifts and the Midwest regional average of 0.77 percent, and also higher than its 0.73 percent ratio at December 31, 2000.

         The parameter range for nonperforming assets to assets has been defined as 2.00 percent of assets or less with a midpoint of 1.00 percent.


Repossessed Assets to Assets

         A. J. Smith Federal had a 0.06 percent ratio of repossessed assets to total assets at June 30, 2001, compared to a higher ratio of 0.16 percent at December 31, 2000, and a five fiscal year average of 0.16 percent. National and regional averages were 0.10 percent and 0.08 percent, respectively, for publicly-traded savings institutions and 0.10 for all FDIC-insured savings institutions at the end of their most recent quarters.

         The range for the repossessed assets to total assets parameter is 0.25 percent of assets or less with a midpoint of 0.13 percent.


Loans Loss Reserves to Assets

         A. J. Smith Federal had an allowance for loan losses of $2,275,000, representing a loan loss allowance to total assets ratio of 1.15 percent at June 30, 2001, which is slightly lower than its 1.21 percent ratio at December 31, 2000, and higher than its ratio of 1.08 percent at December 31, 1999. The Bank's loan loss allowance to total assets ratio exceeded the ratio for all publicly-traded thrifts of 0.61 percent and 0.52 percent for all Midwest thrifts due to the Bank's higher level of nonperforming assets.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.


THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $90.0 million to $470.8 million with an average asset size of $222.5 million and have an average of 5.4 offices per institution. One of the comparable group institutions was converted in 1992, two in 1993, one in 1994, three in 1995, two in 1996 and one in 1997. Nine of the comparable group institutions are traded on NASDAQ and one on the American Stock Exchange, and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 9.7 percent, which is higher than all publicly-traded thrift institutions in the United States at 7.1 percent and higher than publicly-traded thrift institutions in Illinois at 8.9 percent; and for the most recent four quarters indicated a core return on average assets of 0.56 percent, lower than all publicly-traded thrifts at 0.97 percent and publicly-traded Illinois thrifts at 0.82 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE
     ---------------------------------

         This section reviews and compares the financial performance of A. J. Smith Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting A. J. Smith Federal's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

     As presented in Exhibits 43 and 44, at June 30, 2001, A. J. Smith Federal's total equity of 10.00 percent of assets was slightly higher than the 9.67 percent for the comparable group, the 7.08 percent for all thrifts, the 8.18 percent for Midwest thrifts and the 8.92 percent ratio for Illinois thrifts. The Bank had a 58.91 percent share of net loans in its asset mix, lower than the comparable group at 72.61 percent, all thrifts at 69.75 percent and Midwest thrifts at 73.36 percent and Illinois thrifts at 65.64 percent. A. J. Smith Federal's share of net loans, lower than industry averages, is primarily the result of its higher 32.72 percent share of cash and investments with a lower
4.96 percent share of mortgage-backed securities. The comparable group had a lower 16.13 percent share of cash and investments and a 7.50 percent share of mortgage-backed securities. All thrifts had 10.69 percent of assets in mortgage-backed securities and 15.70 percent in cash and investments. A. J. Smith Federal's 82.01 percent share of deposits was moderately higher than the comparable group and the three geographic categories, reflecting the Bank's much lower 6.06 percent ratio of borrowed funds to assets. The comparable group had deposits of 73.12 percent and borrowings of 15.88 percent. All thrifts averaged a 53.24 percent share of deposits and 37.06 percent of borrowed funds, while Midwest thrifts had a 63.11 percent share of deposits and a 26.09 percent share of borrowed funds. The twenty-one Illinois thrifts averaged a 66.16 percent share of deposits and a 22.92 percent share of borrowed funds. A. J. Smith Federal had intangible assets in the form of mortgage servicing rights equal to
0.03 percent of total assets at June 30, 2001, compared to 0.19 percent for the comparable group, 0.35 percent for all thrifts, 0.24 percent for Midwest thrifts and 0.15 percent for Illinois thrifts.

         Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for A. J. Smith Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 47, for the twelve months ended June 30, 2001, A.
J. Smith Federal had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and the twenty-one Illinois thrifts. The Bank's yield on interest-earning assets was 7.36 percent compared to the comparable group at 7.65 percent, all thrifts at 7.75 percent, Midwest thrifts at 7.68 percent and Illinois thrifts at 7.38 percent.

         The Bank's cost of funds for the twelve months ended June 30, 2001, was lower than the comparable group, all thrifts and Midwest thrifts, but similar to the average for Illinois thrifts. A. J. Smith Federal had an average cost of interest-bearing liabilities of 4.61 percent compared to 4.93 percent for the comparable group, 4.94 percent for all thrifts, 5.04 percent for Midwest thrifts and 4.66 percent for Illinois thrifts. The Bank's lower yield on interest-earning assets in conjunction with its generally lower cost of interest-bearing liabilities, resulted in a net interest spread of 2.74 percent, which was similar to the comparable group at 2.72 percent, lower than all thrifts at 2.80 percent and higher than Midwest thrifts at 2.63 percent and Illinois thrifts at 2.71 percent. A. J. Smith Federal demonstrated a net interest margin of 3.06 percent for the twelve months ended June 30, 2001, based on its ratio of net interest income to average interest-earning assets, which was modestly higher than the comparable group ratio of 2.95 percent. All thrifts averaged a modestly lower 2.80 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.78 percent. Illinois thrifts were moderately lower at 2.71 percent.


         A. J. Smith Federal's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 46. The Bank took a $340,000 provision for loan losses during the twelve months ended June 30, 2001, representing a higher 0.17 percent of average assets and reflecting the Bank's recognition of higher nonperforming assets and its lower ratio of reserves for loan losses to nonperforming assets. The comparable group indicated a provision representing
0.05 percent of assets, with all thrifts at 0.13 percent, Midwest thrifts at
0.19 percent and Illinois thrifts at 0.07 percent.

         The Bank's noninterest income was $1,059,000 or 0.53 percent of average assets for the twelve months ended June 30, 2001, including its $24,000 gain on the sale of assets. Such noninterest income ratio was identical to the comparable group at 0.52 percent, lower than all thrifts at 0.94 percent, lower than Midwest thrifts at 0.90 percent and similar to Illinois thrifts at 0.45 percent. For the twelve months ended June 30, 2001, A. J. Smith Federal's operating expense ratio was 2.60 percent of average assets, which was modestly higher than the comparable group at 2.43 percent, all thrifts at 2.00 percent, Midwest thrifts at 2.05 percent and Illinois thrifts at 1.71 percent.

         The overall impact of A. J. Smith Federal's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended June 30, 2001, the Bank had an ROAA of 0.46 percent based on net income and a higher core ROAA of 0.56 percent based on core income, as indicated in Exhibit 7. For its most recent four quarters, the comparable group had a higher net ROAA of 0.67 percent and a higher core ROAA of 0.65 percent. All publicly-traded thrifts averaged a higher 0.97 percent core ROAA, as did Midwest thrifts at 0.89 percent and Illinois thrifts at 0.82 percent.

V.   MARKET VALUE ADJUSTMENTS

         This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of A. J. Smith Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

         In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to chargeoffs, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the level of noninterest expenses.

         As discussed earlier, the Bank's historical business philosophy has focused on maintaining its net interest income and noninterest income, decreasing its ratio of nonperforming assets, controlling its level of noninterest expenses and reducing its higher efficiency ratio, maintaining an adequate level of general valuation allowance to reduce the impact of any unforeseen losses, and reducing its higher level of net chargeoffs and sub-prime loans. Following conversion, the Bank's objectives will continue to focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, establishing a more moderate ratio of nonperforming and classified assets, and reducing its overhead ratio and chargeoffs.

         Earnings are often related to an institution's ability to generate loans. The Bank was a moderate originator of mortgage loans in 1999, followed by less activity in 2000 and then a noticeable increase in one- to four-family loan originations in the first half of 2001, with minimal levels of consumer loan originations, a decrease in home equity loan originations and no commercial business loans. For the six months ended June 30, 2001, annualized, total loan originations were greater than in fiscal 1999 or 2000, with the increase occurring in one- to four-family mortgage loans. During the year ended December 31, 2000, the origination of one- to four-family loans fell short of that category of originations in 1999. Compared to fiscal 1999, home equity loans also indicated a decrease of $4.0 million for the year ended December 31, 2000. Total loan originations for the year ended December 31, 2000, fell short of fiscal year 1999 originations by $9.4 million or 27.5 percent, while total originations during the six months ended June 30, 2001, annualized, exceeded 1999 originations by a strong $22.4 million or 65.6 percent.

         For the six months ended June 30, 2001, one- to four-family loans, multi-family and commercial real estate loans, home equity loans and consumer loans represented 90.0 percent, 1.4 percent, 5.5 percent, and 3.1 percent, respectively, of total loan originations. In comparison, during 1999, one- to four-family loans, multi-family and commercial real estate loans, home equity loans and consumer loans represented 75.9 percent, 2.9 percent, 20.2 percent and
1.0 percent, respectively, of total loan originations.

         Total mortgage and nonmortgage loan originations were $28.4 million in the six months ended June 30, 2001, reduced by repayments and other adjustments of $19.5 million, resulted in an increase of $8.9 million in gross loans receivable at June 30, 2001, compared to December 31, 2000. In 2000, total loan originations of $24.8 million, reduced by repayments and other adjustments of $26.6 million, resulted in a decrease of $1.8 million in gross loans receivable to $110.1 million at December 31, 2000, compared to $111.9 million at December 31, 1999. At December 31, 1999, compared to December 31, 1998, loans receivable decreased $1.0 million due to originations of $34.3 million, reduced by repayments and other adjustments of $35.3 million.

         The impact of A. J. Smith Federal's primary lending efforts has been to generate a yield on average interest-earning assets of 7.36 percent for the twelve months ended June 30, 2001, compared to a higher 7.65 percent for the comparable group, 7.75 percent for all thrifts and 7.68 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was a lower 6.99 percent for the twelve months ended June 30, 2001, which was lower than the comparable group at 7.31 percent, all thrifts at 7.30 percent and Midwest thrifts at 7.23 percent, reflecting the Bank's higher level of lower yielding investments.

         A. J. Smith Federal's 4.61 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2001, was lower than the comparable group at 4.93 percent, all thrifts at 4.94 percent and Midwest thrifts at 5.04 percent. The Bank's resulting net interest spread of 2.74 percent for the twelve months ended June 30, 2001, was similar to the comparable group at 2.72 percent, lower than all thrifts at 2.80 percent and higher than Midwest thrifts at 2.63. The Bank's net interest margin of 3.06 percent, based on average interest-earning assets for the twelve months ended June 30, 2001, was modestly higher than the comparable group at 2.95 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.78 percent.

         The Bank's ratio of noninterest income to assets was 0.52 percent, excluding gains, for the twelve months ended June 30, 2001, identical to the comparable group at 0.52 percent, lower than all thrifts at 0.94 percent and lower than Midwest thrifts at 0.90 percent. The Bank's lower noninterest income is partially due to the lower fee income generated from its more modest lending activity. The Bank's operating expenses were higher than the comparable group and higher than all thrifts and Midwest thrifts. For the twelve months ended June 30, 2001, A. J. Smith Federal had an operating expenses to assets ratio of
2.60 percent compared to 2.43 percent for the comparable group, 2.00 percent for all thrifts and 2.05 percent for Midwest thrifts.

         For the twelve months ended June 30, 2001, A. J. Smith Federal generated similar noninterest income, higher noninterest expenses and a similar net interest margin relative to its comparable group. The Bank's provision for loan losses was 0.17 percent compared to a much lower 0.05 percent for the comparable group, 0.13 percent for all thrifts and 0.19 percent for Midwest thrifts. The Bank's higher level of provision for loan losses has been somewhat typical and is due to the Bank's higher share of sub-prime real estate loans totaling a significant $47.9 million at June 03, 2001. As a result of the higher provision and lower yield in interest-earning assets, the Bank's net income and core income were lower than the comparable group for the twelve months ended June 30, 2001. Based on net earnings, the Bank had a return on average assets of 0.65 percent in 1999, 0.69 percent in 2000, 0.33 percent for the six months ended June 30, 2001, annualized, and 0.46 percent for the twelve months ended June 30, 2001. For the trailing twelve months, the comparable group had a higher net ROAA of 0.67 percent, while all thrifts indicated a still higher ROAA of 0.93 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were higher than its net earnings and resulted in a 0.56 percent core return on assets for the twelve months ended June 30, 2001. That core ROAA was also lower than the comparable group at 0.65 percent, and lower than all thrifts at 0.97 percent and Midwest thrifts at 0.89 percent.

         A. J. Smith Federal's earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and the level of provisions for loan losses and charge-offs. Noninterest income has decreased from 1998 through June 30, 2001, and overhead expenses have indicated a recently increasing trend in their ratio to average assets influenced by the Bank's increase in staffing. The Bank's net interest margin, similar to the comparable group, has been the result of its lower yield on assets offset by its lower cost of funds due to a lower level of FHLB advances. A. J. Smith Federal's composite yield on interest-earning assets has been decreasing recently, in conjunction with the Bank's cost of funds due to the recent decrease in interest rates. The impact of this trend has been a decrease in the Bank's net interest margin from 3.21 percent in 1999 and a decrease in the Bank's net interest spread from 2.96 percent. The Bank's level of nonperforming assets has decreased slightly from $1.67 million at December 31, 1999, to $1.63 million at June 30, 2001, and the Bank's net charge offs were a strong $286,000 in 1999 and $261,000 for the twelve months ended June 30, 2001.

         It has also been recognized that A. J. Smith Federal's current core ROAA, in addition to being lower than that of its comparable group, has been volatile, while its net interest margin and net interest spread have indicated recent decreases.

         In recognition of the foregoing earnings related factors, with consideration to A. J. Smith Federal's current performance measures, a moderate downward adjustment has been made to A. J. Smith Federal's pro forma market value for earnings performance.


MARKET AREA

         A. J. Smith Federal's primary market area for retail deposits is focused on Cook County, Illinois, and the Bank's lending market extends into Will County in Illinois. As discussed in Section II, from 1990 to 2000, this primary market area experienced a modest increase in population and households, and has also been characterized with similar per capita income and household income, and modestly higher housing values than the comparable group markets, Illinois and the United States. Population is projected to increase slightly in the future. The average unemployment rate in the Bank's primary market area was
4.5 percent in 1998, compared to a similar 4.5 percent in Illinois and 4.5 percent in the United States. By May 2001, the primary market area's unemployment rate had increased to 5.2 percent, and Illinois' unemployment rate increased to 5.0 percent and the United States decreased to 4.1 percent. Per capita income and median household income in A. J. Smith Federal's primary market area have historically been similar to the state and national averages and modestly higher than the comparable group average. The median housing value and median rent in the Bank's primary market area is also higher than Illinois and the comparable group as well as the United States.

A. J. Smith Federal's primary market area is characterized by suburban Chicago communities with both of the market area counties being more focused on the services industry as well as a strong retail/wholesale presence. In the Bank's primary market area, the services sector represents the primary source of employment, followed by the wholesale/retail sector and then the manufacturing sector. The finance, insurance and real estate sector was a stronger 9.2 percent compared to 8.0 percent in Illinois and 7.3 percent in the United States. The market has a lower level of manufacturing employment of 18.7 percent compared to
19.4 percent in Illinois and19.2 percent in the United States.

         The size of financial competition in A. J. Smith Federal's primary market area, based on total deposits, is significant with commercial banks holding a strong majority of deposits, representing 87.0 percent of deposits, and financial institutions of varying sizes and characteristics operating in and around A. J. Smith Federal's offices. The Bank experienced net increases in deposits in 1998 and in the six months ended June 30, 2001, but a net decrease in deposits in 1999 and 2000. The Bank's change in deposits from December 31, 1998, to June 30, 2001, represented a decrease of 2.7 percent, which fell short of the comparable group or industry average. The Bank's decrease in deposits has been primarily due to limited growth potential in a highly competitive market with a focus on the immediate area for retail deposit growth.

         In recognition of the foregoing factors, we believe that no adjustment is warranted for the Bank's primary market area.

FINANCIAL CONDITION

         The financial condition of A. J. Smith Federal is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 43 and 44. The Bank's ratio of total equity to total assets was 10.0 percent at June 30, 2001, which was similar to the comparable group at 9.67 percent, higher than all thrifts at 7.08 percent, and Midwest thrifts at 8.18 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately
12.92 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 11.70 percent, recognizing the minority offering of 49.0 percent of the midpoint value. The Bank's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. A. J. Smith Federal had a lower 58.9 percent ratio of net loans to total assets at June 30, 2001, compared to the comparable group at 72.6 percent and all thrifts at 69.8 percent. The Bank's 32.7 percent share of cash and investments was higher than the comparable group at 16.1 percent, all thrifts at 15.7 percent and Midwest thrifts at 15.4 percent. A. J. Smith Federal's ratio of mortgage-backed securities to total assets of 5.0 percent was lower than the comparable group at
7.5 percent and lower than all thrifts at 10.7 percent. The Bank's 82.0 percent ratio of deposits to total assets was higher than the comparable group at 73.1 percent, all thrifts at 53.2 percent and Midwest thrifts at 63.1 percent. A. J. Smith Federal's 6.1 percent ratio of borrowed funds to assets was much lower than the comparable group at 15.9 percent, all thrifts at 37.1 percent and Midwest thrifts at 26.1 percent.

         A. J. Smith Federal had intangible assets of 0.03 percent of assets and real estate owned of a higher 0.06 percent of assets, compared to ratios of 0.19 percent and 0.03 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of
0.35 percent and real estate owned of 0.10 percent. The financial condition of
A. J. Smith Federal is influenced by its higher level of nonperforming assets of $1.6 million or 0.79 percent of assets at June 30, 2001, compared to a lower
0.63 percent for the comparable group, 0.65 percent for all thrifts and 0.56 percent for Illinois thrifts. Historically, the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been higher than industry averages and have fluctuated modestly since December 31, 1999. The Bank's ratio of nonperforming assets to total assets was 0.84 percent and 0.77 percent at December 31, 1999, and 2000, respectively.

The Bank had a higher share of high risk real estate loans, and sub-prime real estate loans at 28.40 percent of total assets, compared to 14.33 percent for the comparable group and 16.47 percent for all thrifts. The Bank's high share of sub-prime real estate loans has resulted in the Bank's higher level of nonperforming assets and charge-offs. At June 30, 2001, A. J. Smith Federal had $2.3 million of allowances for loan losses, which represented 1.15 percent of assets and 1.91 percent of total loans. The comparable group indicated allowances equal to 0.38 percent of assets and 0.52 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. A. J. Smith Federal's $2.3 million of allowances for loan losses, represented a lower 144.53 percent of nonperforming assets at June 30, 2001, compared to the comparable group's higher 167.24 percent, with all thrifts at an even higher 175.45 percent and Illinois thrifts at 155.80 percent. A. J. Smith Federal's ratio of net charge-offs to average total loans, moreover, was also a higher 0.23 percent for the twelve months ended June 30, 2001, higher than the 0.10 percent for the comparable group, 0.14 percent for all thrifts and
0.08 percent for Illinois thrifts. This ratio is reflective of the Bank's maintenance of a higher average ratio of reserves to loans, but a lower ratio of reserves to nonperforming loans due to the Bank's higher share of higher risk and sub-prime loans and higher level of chargeoffs.

         A. J. Smith Federal has a minimal level of interest rate risk, as reflected by the smaller decrease in its net portfolio value to assets ratio under conditions of rising interest rates. The Bank's net portfolio value ratio is projected to decrease 147 basis point to 13.10 percent if interest rates rise 200 basis points. This exposure indicates a lower sensitivity risk and a higher net portfolio value ratio.

         Overall, with particular consideration to the Bank's higher level of nonperforming assets, higher net chargeoffs and lower level of allowance for loan losses to nonperforming assets, we believe that a modest downward adjustment is warranted for A. J. Smith Federal's current financial condition.

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ASSET, LOAN AND DEPOSIT GROWTH

         During the past three fiscal years, A. J. Smith Federal has been characterized by lower than average growth in assets and lower growth in deposits and loans. The Bank's average annual asset growth rate from 1996 to 2000, was 0.9 percent, compared to a higher 4.4 percent for the comparable group, 7.9 percent for all thrifts and 8.1 percent for Midwest thrifts. A. J. Smith Federal's lower asset growth rate is reflective primarily of its shrinkage in loans. The Bank's loans indicate an average annual decrease of 4.1 percent from 1996 to 2000, compared to average growth rates of 4.9 percent for the comparable group, 11.5 percent for all thrifts and 11.7 percent for Midwest thrifts. A. J. Smith Federal's deposits indicate an average annual decrease of
0.8 percent from December 31, 1996 to December 31, 2000, followed by a deposit increase of 0.8 percent or 1.6 percent, annualized, during the six months ended June 30, 2001. Annual deposit changes have been from a low of a decrease of 3.2 percent in 1999 to a high of an increase of 2.6 percent in 1998, compared to average growth rates of 4.4 percent for the comparable group, 5.8 percent for all thrifts and 5.1 percent for Midwest thrifts.

         The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. The Bank does not anticipate its loan and deposit growth to be at a strong pace in 2001. A. J. Smith Federal's two offices serve a portion of the primary market area of Cook and Will Counties. The Bank's primary market area has experienced a modest rise in population and households between 1990 and 2000 and is projected to witness a minimal increase in population in the future. The Bank's primary market area also indicates per capita income and median household income levels similar to Illinois and the United States and modestly higher housing values.

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Asset, Loan and Deposit Growth (cont.)

         The Bank's primary dependence on its current primary market area could result in limited real asset growth as a result of its highly competitive operating environment. A. J. Smith Federal's projections indicate almost no change in deposits in 2001 due to outflow of deposits to purchase stock. Total loans are projected to experience moderate growth, with excess growth offsetting reductions in investments and increases in borrowed funds. A. J. Smith Federal's highly competitive operating environment, together with its anticipated stable deposits and moderate loan growth, should result in lower deposit growth and normal asset growth for the Bank relative to the comparable group.

         Based on these conditions, we have concluded that a minimum downward adjustment to the Bank's pro forma value is warranted.

DIVIDEND PAYMENTS

         A. J. Smith Federal has not committed to pay an initial cash dividend. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, unforeseen chargeoffs, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 2.41 percent. The average dividend yield for Illinois thrifts is 1.89 percent and 2.20 percent for all thrifts.

         The current dividend yields for thrift stocks have decreased recently due partially to the increase in the average market price for thrift stocks combined with only minimal increases in cash dividends. The Corporation has not determined if or when it will pay dividends. In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.

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SUBSCRIPTION INTEREST

         In the first half of 2001, investors' interest in new issues has increased and subscription levels received a stronger reaction from the marketplace than in 2000. The number of conversions in the first half of 2001 decreased from historical levels. Overall, the reaction of IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the future of merger/acquisition activity in the thrift industry as well as the likelihood of a merger/acquisition for the converting institution. Additionally, the overall stock market decline may restrain investor interest in new offerings.

         A. J. Smith Federal will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $830,000 or 10.4 percent of the minority stock offering based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 20,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

         The Bank has secured the services of Trident Securities, a Division of McDonald Investments, Inc. ("Trident") to assist in the marketing and sale of the conversion stock.

         Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that a minimum upward adjustment is warranted for the Bank's anticipated subscription interest.

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

LIQUIDITY OF THE STOCK

     A. J. Smith Federal will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Trident. The Bank's total offering is significantly smaller in size to the average market value of the comparable group. The comparable group has an average market value of $17,170,000 for the stock outstanding compared to the minority offering of $8.0 million for A. J. Smith Federal but a lesser $6.5 million, less the ESOP and the shares purchased by officers and directors. We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted at this time relative to the limited liquidity of the stock.

MANAGEMENT

     The president, chief executive officer, and managing officer of A. J. Smith Federal is Thomas R. Butkus, who is also chairman of the board. Mr. Butkus joined the Bank in 1972, and served the Bank in numerous positions, including chief financial officer prior to becoming chief executive officer. He became president and chief executive officer in 1988 and was appointed a director in 1977. Mr. James L. Andretich is executive vice president and is in charge of mortgage lending. Mr. Andretich has been associated with the Bank since 1971. Mr. W. Anthony Kopp is senior vice president and is in charge of commercial lending. Mr. Kopp is a new officer, having joined the Bank in May 2001 to focus on commercial lending in the market area. Mr. Kopp was previously associated with Republic Bank as a senior vice president-commercial lending. Ms. Lyn G. Rupich is vice president and chief financial officer and joined the Bank in 1987.

     During the past few years, A. J. Smith Federal has been able to increase its dollar level of retained earnings, reduce its cost of funds, maintain its net interest margin in line

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with the industry and maintain a higher than average allowance for loan losses to loans. Management has also been focused on controlling nonperforming assets and classified loans, recognizing their higher levels relative to the comparable group and industry averages. Although net margin has decreased recently, it is still in line with the industry average.

         Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the downward trend in market prices for financial institutions over the past year, the limited level of merger and acquisition activity in the financial institution industry and the resultant decrease in pricing ratios and the presence of new competitors in the financial institution industry such as de novo institutions, investment firms, insurance companies, mortgage companies, etc., resulting in increased pressure to be able to attract retail deposits at normal rates rather than premium rates. Further, with the Corporation being majority owned by AJS Bancorp, MHC, the potential of a merger or acquisition is eliminated as well as any future premium in the price based on such a potential merger/acquisition transaction.

         We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

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VI.      VALUATION METHODS

         Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by appraisal firms has been the price to book value ratio method, as a result of the volatility of earnings in the thrift industry in the early to mid-1990s and the continued rise in volatility in earnings more recently. As earnings in the thrift industry improved in the last few years, however, more emphasis has been placed on the price to earnings method in analyzing stock valuations. Primary emphasis, therefore, has been placed on the price to earnings method in determining the pro forma market value of AJS Bancorp, with additional analytical and correlative attention to the price to book value method.

         In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value," and recognizing that the minority offering will represent 49.0 percent of the midpoint value.

         In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. A minimum upward adjustment was made for the Bank's subscription interest. Downward adjustments were made for growth potential financial condition, earnings, liquidity and marketing of the issue. No adjustments were made for dividend payments, market area and management.

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

PRICE TO BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered less meaningful for institutions that provide a consistent earnings trend, but remains significant and reliable as a confirmational and correlative analysis to the price to earnings and price to assets approaches. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

         Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 82.34 percent and 78.38 percent, respectively. The total comparable group indicated a moderately wide range, from a low of
70.30 percent (Sobieski Bancorp, Inc.) to a high of 114.70 percent (Hemlock Federal Financial Corp.). The comparable group had a slightly higher average price to tangible book value ratio of 85.11 percent and a lower median of 81.04 percent with a slightly higher range and the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 72.93 percent and a high of 88.36 percent, and the range of price to tangible book value ratio narrowed to a low of 72.93 percent and a high of 88.36 percent.

         Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 47.19 percent and a price to tangible book value ratio of 48.06 percent at the midpoint. The price to book value ratio increases from 42.89 percent at the minimum to 54.50 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 43.82 percent at the minimum to 55.47 percent at the maximum, as adjusted.

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

Price to Book Value Method  (cont.)

         The Corporation's pro forma price to book value and price to tangible book value ratios of 47.19 percent and 48.06 percent, respectively, are strongly influenced by the Bank's financial condition and earnings, as well as limited liquidity of the new stock, the absence of potential merger/acquisition activity in the future and current market conditions. Based on the price to book value ratio and the Bank's total equity of $19,812,000 at June 30, 2001, the indicated pro forma market value of the Bank using this approach is $16,353,900 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

         The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of A. J. Smith Federal is displayed in Exhibit 3, which represents after tax net earnings for the twelve months ended June 30, 2001, of $912,000. Exhibit 7 indicates the derivation of the Bank's core or normalized earnings for that period of a higher $1,116,000 due to atwoexpense adjustments related to compensation and amortization of servicing rights. To arrive at the pro forma market value of the Corporation by means of the price to earnings method, we used the core earnings base of $1,116,000.

         In determining the price to earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 12.95, while the median was 12.07. The average price to net earnings multiple was 12.36, and the median multiple was
11.97 The comparable group's price to core earnings multiple was lower than the average for all publicly-traded, FDIC-insured thrifts of 18.37, and lower than their median of 14.62. The range in the price to core earnings multiple for the comparable

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

Price to Earnings Method (cont.)

group was from a low of 9.42 (LSB Financial Corp.) to a high of 18.91 (Park Bancorp Inc.). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low levels, was from a low price to core earnings multiple of 11.15 to a high of 15.87 times core earnings for eight of the ten institutions in the group.

         Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to core earnings multiple of 12.00 at the midpoint, based on A. J. Smith Federal's core earnings of $1,116,000 for the twelve months ended June 30, 2001. The price to core earnings multiple increases to 13.87 at the maximum and 14.96 at the super maximum.

         Based on the Bank's core earnings base of $1,116,000 (reference Exhibits 7 and 49), the pro forma market value of the Corporation using the price to earnings method is $16,286,555 at the midpoint.

PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 50 indicates that the average price to assets ratio for the comparable group was 7.98 percent and the median was 7.61 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.10 percent (AMB Financial Corp.) to a high of 11.30 percent (Park Bancorp, Inc.). It narrows modestly with the elimination of the two extremes in the group to a low of 6.49

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

Price to Assets Method  (cont.)

percent and a high of 9.58 percent.

         Based on the adjustments made previously for A. J. Smith Federal, it is our opinion that an appropriate price to assets ratio for the Corporation is
7.63 percent at the midpoint, which ranges from a low of 6.55 percent at the minimum to 9.84 percent at the super maximum.

         Based on the Bank's June 30, 2001, asset base of $198,148,000, the indicated pro forma market value of the Corporation using the price to assets method is $16,320,819 at the midpoint (reference Exhibit 49).

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

VALUATION CONCLUSION

         Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches and recognizing the minority offering and the resultant mutual holding company. At the midpoint value, the price to book value ratio of 47.19 percent for the Corporation represents a discount of 42.69 percent relative to the comparable group and decreases to 33.80 percent at the super maximum. The price to core earnings multiple of 12.00 for the Corporation at the midpoint value indicates a discount of 7.35 percent, decreasing to a premium of 15.52 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 4.38 percent, decreasing to a premium of 23.28 percent at the super maximum.

         It is our opinion that as of August 24, 2001, the pro forma market value of the Corporation, is $16,300,000 at the midpoint, representing 1,630,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $13,855,000 or 1,385,500 shares at $10.00 per share to a maximum of $18,745,000 or 1,874,500 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum is $21,556,750 or 2,155,675 shares at $10.00 per share (reference Exhibits 49 to 54). The minority offering range based on a
49.0 percent minority offering is from a minimum of $6,788,950 to a super maximum of $10,562,810.

         The appraised value of the Corporation as of August 24, 2001, is $16,300,000 at the midpoint with a 49.0 percent minority offering totaling $7,987,000.

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